Exhibit 99.1

Core Laboratories LP [CLB]

Q4 2022 Earnings Conference Call

Thursday, February 2, 2023, 8:30am ET.

Company Participants:

Gwen Gresham, Senior Vice President and Head of Investor Relations

Larry Bruno, Chairman and Chief Executive Officer

Chris Hill, Chief Financial Officer

Analysts:

Samantha Hoh, Evercore ISI

Simon Galligani, Awilco AS

Presentation

Operator: Good morning, and welcome to the Core Laboratories' Fourth Quarter 2022 Earnings Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.
I would now like to turn the conference over to Larry Bruno, Chairman and CEO. Please go ahead.

Larry Bruno: Thanks, Drew. Good morning in the Americas, good afternoon in Europe, Africa and the Middle East, and good evening in Asia-Pacific. We'd like to welcome all of our shareholders, analysts, and most importantly, our employees, to Core Laboratories' fourth quarter 2022 earnings call.

This morning, I'm joined by Chris Hill, Core's Chief Financial Officer, and Gwen Gresham, Core's Senior Vice President and Head of Investor Relations.

The call will be divided into six segments. Gwen will start by making remarks regarding forward-looking statements. We'll then have some opening comments, including a high-level review of important factors in Core's Q4 and full year 2022 performance. In addition, we'll review Core's strategies and the three financial tenets that the company employs to build long-term shareholder value.

Chris will then give a detailed financial overview and have additional comments regarding shareholder value. Following Chris, Gwen will provide some comments on the company's outlook and guidance.

I'll then review Core's two operating segments, detailing our progress and discussing the continued successful introduction and deployment of Core Labs' technologies, as well as highlighting some of Core's operations and major projects worldwide. Then we'll open the phones for a Q&A session.

I'll now turn the call over to Gwen for remarks on forward-looking statements.

Gwen Gresham: Before we start the conference this morning, I'll mention that some of the statements we make during this call may include projections, estimates and other forward-looking information. This would include any discussion of the company's business outlook. These types of forward-looking statements are subject to a number of risks and uncertainties that cause actual results to materially differ from our forward-looking statements. These risks and uncertainties are discussed in our most recent annual report on Form 10-K, as well as other reports and registration statements filed by us with the SEC and the AFM.

We undertake no obligation to publicly update or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our comments also include non-GAAP financial measures. Reconciliation to the most directly comparable GAAP financial measures is included in the press release announcing our fourth quarter results. Those non-GAAP measures can also be found on our website.

With that said, I'll pass the discussion back to Larry.

Larry Bruno: Thanks, Gwen. For the fourth quarter of 2022, Core Lab achieved sequential improvement in revenue, operating income, operating margins and EPS with strong incremental margins. These improvements translated into higher free cash flow, which enabled the company to reduce net debt by $11.7 million or 7%.

We remained focused on executing our key financial strategies including reducing debt and strengthening our balance sheet. For the full year 2022, revenue was $490 million, increasing by more than 4% compared to 2021. However, for 2022, revenue for the full year was adversely impacted by currency devaluation of the Euro and British pound. Using a constant dollar exchange rate, 2022 revenue would've been nearly $13 million higher.

For the full company, operating margins for the fourth quarter grew to 12%, up from 11% in Q3. Full company sequential incremental margins ex-items exceeded 80%, driven by a strong quarter in production enhancement.

Reservoir Description margins lagged after 2 successive quarters with very high incrementals, reflecting adverse impacts from the Russia-Ukraine conflict. The Russia-Ukraine conflict posed a headwind to revenue in the fourth quarter and throughout most of 2022, as trading patterns for crude oil and derived products were disrupted in Europe, Russia and Ukraine. For 2022, demand for laboratory services tied to the assay of crude oil and derived products in these regions declined in excess of $9 million year-over-year, offsetting growth in other international regions.

Lastly, for the full company, quarter-over-quarter, EPS grew sequentially by 11% to $0.20 per share ex-items.

As we look ahead, Core will continue to execute on its key strategic objectives by, one, introducing new product and service offerings in key geographic markets; two, maintaining a lean and focused organization; and three, maintaining our commitment to delevering the company.

Now to review Core Lab's strategies and the financial tenets that Core has used to build shareholder value over our 27-plus-year history as a publicly-traded company. The interests of our shareholders, clients, and employees will always be well served by Core Lab's resilient culture, which relies on innovation, leveraging technology to solve problems and dedicated customer service. I'll talk more about some of our latest innovations in the operational review section of this call.

While we navigate through the current challenges and pursue growth opportunities, the company will remain focused on its three longstanding, long-term financial tenets; those being to maximize free cash flow, maximize return on invested capital, and returning excess free cash to our shareholders.

Before moving on, I want to thank our employees for their dedication, loyalty and adaptability in meeting all of our clients' needs, and for the commitment that many have shown as we navigate the moment and prepare for a more active market.

I'll now turn it over to Chris for the detailed financial review.

Chris Hill: Thanks, Larry. I would like to begin by highlighting a couple of announcements we made since our last call. As you may be aware, the company's shares were previously dual-listed on the New York Stock Exchange and the Euronext Amsterdam Exchange. However, as we rationalize benefits versus the cost of maintaining the dual listing, we decided to delist the shares from the Amsterdam Exchange, which became effective in early December of last year. In following the delisting of the shares on January 17 of this year, we announced our plan to reorganize the company's corporate structure, which includes re-domesticating the parent company from the Netherlands to the United States. The company and its Board believes that re-domestication will enhance long-term shareholder value by reducing administrative costs, simplifying the corporate structure, as well as gaining some operational efficiencies.

The company filed a preliminary prospectus and proxy statement associated with the re-domestication, which will require shareholder approval. We anticipate the re-domestication transaction will be completed sometime in the first half of this year.

Before we review the financial performance for the quarter, the guidance we gave on our last call and past calls specifically excluded the impact of any FX gains or losses, and assumed an effective tax rate of 20%. So accordingly, our discussion today excludes any foreign exchange gain or loss for current and prior periods.

Additionally, the GAAP financial results for the fourth quarter include a non-cash adjustment of $1.9 million, which decreased stock compensation expense associated with performance share awards, which vested during the quarter. This adjustment has also been excluded from the discussion of our fourth quarter and full year results.

Now, looking at the income statement, revenue from continuing operations was $127.6 million in the fourth quarter, up slightly from $126 million in the prior quarter. The sequential increase in revenue was driven by growth in both the U.S. and international markets. However, nice growth in multiple international regions has been partially offset by continued disruptions caused by the ongoing Russia-Ukraine conflict, which adversely impacted service revenue in the affected regions.

Of this revenue, service revenue, which is more international, was $88.9 million for the quarter, up from $87.9 million last quarter.

During the quarter, we saw nice sequential growth of 11% in the U.S., which was led by our laboratory services and well diagnostic services. We also see nice sequential improvement in multiple international regions outside the areas impacted by the Russia-Ukraine conflict. However, the Russia-Ukraine conflict has continued to disrupt the trading patterns and flow of oil in the affected regions.

The realignment of these trading patterns still continues, and the realignment of these trading patterns has not been consistent or linear. For example, in Europe, our crude oil assay activity increased during the third quarter, but activity decreased again in the fourth quarter. The company believes these trading patterns will become more stable throughout 2023. And we will continue to monitor the changes to the trading patterns and appropriately adapt our operations accordingly.

For the full year of 2022, service revenue of $347 million was relatively flat compared to $344.3 million in 2021.

As Larry mentioned, two main factors have adversely impacted our international revenue by over $20 million in 2022: the devaluation of certain currencies, primarily the Euro and British pound, and disruption caused by the Russia-Ukraine conflict that we just discussed.

Product sales, which is equally tied to North America and international activity, were $38.6 million for the quarter, up slightly compared to $38.1 million last quarter. International product sales for the quarter were up 15% sequentially, and our energetic sales to the U.S. market were also up sequentially. However, this growth was partially offset by a decrease of approximately $2 million in other product sales.

For the full year of 2022, product sales revenue was $142.8 million, was up 13% from $125.9 million in 2021.

Moving on to the cost of services ex-items for the quarter are 78% of service revenue, which is comparable to last quarter. The service side of our business has been more impacted by the Russia-Ukraine conflict. Although we see improvements in absorption of costs and nice incremental margins in regions where activity is expanding, these gains are being offset by disruption to the business in other regions more directly impacted by the conflict.

Cost of sales ex-items in the fourth quarter was 79% of revenue and improved from 82% last quarter. The improvement this quarter was primarily driven by gains in manufacturing efficiencies and higher international sales. Manufacturing costs continue to increase due to inflation on materials and other operating costs. However, some of the impact has been mitigated through gains in manufacturing efficiencies and some improvement in pricing.

G&A ex-items for the quarter was $10.4 million, relatively flat compared to last quarter. For the full year of 2022, G&A ex-items was $39.3 million, up from $37 million in 2021 due to restoration of employee compensation and benefits. For 2023, we expect G&A to be approximately $40 million to $42 million.

Depreciation and amortization for the quarter was $4.1 million and comparable to last quarter. For the full year, depreciation and amortization expense was $17.2 million, down from $18.5 million in 2021.

EBIT ex-items for the quarter was $14.7 million, up 10% from $13.3 million last quarter, and representing an EBIT margin of approximately 12%, which is also up from 11% last quarter. Operating income for the fourth quarter on a GAAP basis was $15.6 million. And for the full year of 2022, EBIT ex-items was $44.8 million, down from $52.3 million in the prior year; and on a GAAP basis, EBIT was $41.5 million for 2022 and $45.3 million in 2021.

Interest expense was $3.1 million and comparable to last quarter, and interest expense ex-items for the full year was $11.4 million, up slightly from $11 million in 2021. Although interest rates have significantly increased throughout 2022, the company has substantially offset the impact of this increase by reducing our outstanding debt. On a GAAP basis, interest expense for the full year of 2022 was $11.6 million, up from $9.2 million in 2021, as 2021 interest expense included a $1.4 million gain associated with settling some of our interest rate hedges last year.

Income tax expense, ex-items and using an effective tax rate of 20% for the quarter, was $2.3 million. On a GAAP basis, the company recorded income tax expense of $5.8 million for the quarter. And for the full year, income tax expense was $10.3 million, resulting in an effective tax rate of 34% for 2022.

However, income tax expense was significantly increased in 2022 due to the devaluation of foreign currencies, primarily Turkey and the United Kingdom, which we discussed in prior quarters. Excluding the impact associated with the devaluation of the Turkish lira and British pound, the company's effective tax rate would've been approximately 18%. The effective tax rate will continue to be somewhat sensitive to the geographic mix of earnings across the globe and the impact of items discrete to each quarter.

However, we continue to project the company's effective tax rate to be approximately 20%.

Income from continuing operations ex-items for the quarter was $9.3 million, up 11% sequentially from $8.3 million last quarter. For the full year 2022 ex-items, it was $26.8 million, down from $33 million in 2021. GAAP income from continuing operations for the quarter was $6.7 million and for the full year 2022 was $19.7 million.

Earnings per diluted share from continuing operations ex-items was $0.20 for the quarter, up from $0.18 last quarter, and was $0.57 for the full year of 2022. GAAP earnings per diluted share from continuing operations was $0.14 for the quarter and $0.42 for the full year.

Now, moving on to the balance sheet, receivables were $106.9 million at December 31, up $6.7 million from last quarter-end.

Our DSOs for the fourth quarter were at 70 days, also up when compared to 67 days last quarter. The increase was primarily driven by the timing of billings during the quarter and a slightly higher mix of international revenue, which generally has a longer collection period.

Inventory finished the year at $60.4 million, up approximately $5.6 million from last quarter-end. Inventory turns for the quarter were at 2.1, down from 2.3 in the last quarter, and primarily down due to shipping delays postponing some larger international sales into 2023.

As previously highlighted, the company continues to experience an increase in cost of raw materials, labor, packaging and transportation costs, which are increasing the cost of inventory. Additionally, challenges in the supply chain persist, which will continue to require carrying a larger amount of inventory to help mitigate disruptions. We anticipate inventory turns will remain at similar levels, but we have a focused effort for improvement as we progress into 2023.

On the liability side of the balance sheet, our long-term debt was $175 million at December 31, and was reduced by $10 million this quarter. Our debt is currently comprised of our senior notes at $135 million, as well as $40 million outstanding under our bank revolving credit facility.

As Larry mentioned earlier, our free cash flow has also improved, as the company's financial performance has improved the last couple of quarters. Our free cash flow continues to be focused on reducing outstanding debt. Considering cash of $15.4 million, our net debt was $159.6 million at year-end, a reduction of $11.7 million this quarter, which also improved our leverage ratio to 2.29 from 2.42 at last quarter-end.

Since announcing the company's commitment and focus on reducing debt in the fourth quarter of 2019, we have reduced net debt by 46%. The company will continue applying free cash towards reducing debt, so the company reaches its target leverage ratio of 1.5 or lower.

Looking at cash flow for the fourth quarter of 2022, cash flow from operating activities was $13.2 million. And after paying for $2 million of CapEx, our free cash flow was $11.2 million for the quarter. Our free cash flow generated this quarter is the highest we have achieved since the third quarter of 2020. Looking forward to 2023, we expect CapEx to modestly expand, and will continue to remain in line with historical levels, but also be aligned with activity levels.

For the full year of 2023, we expect capital expenditures to be in the range of $12 million to $15 million, which is an increase from $10.2 million in 2022.

Core will continue our strict capital discipline and asset-light business model, with capital expenditures primarily targeted at growth opportunities and initiatives. Core Lab's operational leverage continues to provide for the ability to grow revenue and profitability with minimal capital requirements. Capital expenditures have historically ranged from 2.5% to 4% of revenue, even during periods of significant growth. That same level of laboratory infrastructure, intellectual property, and leverage exists in the business today.

We believe evaluating a company's ability to generate free cash flow and free cash flow yield is an important metric for shareholders when comparing and projecting companies' financial results, particularly for those shareholders who utilize discounted cash flow models to assess valuations.

I will now turn it over to Gwen for an update on our guidance and outlook.

Gwen Gresham: Thank you, Chris. Looking forward into 2023, we see crude oil macro fundamentals continuing to support a multiyear recovery cycle for the oil and gas industry. Crude oil demand for 2023, as forecasted by the International Energy Agency in January of this year, is projected to increase by 1.9 million barrels per day to a record 101.7 million barrels per day, as consumption in China grows along with the reopening of its economy.

As crude oil demand is projected to exceed pre-Covid levels, crude oil supply is projected to tighten. Production growth continues to face constraints due to prolonged under-investment in many regions around the globe, as well as natural decline of production from existing fields. As a result, we expect operators to expand their upstream spending plans for 2023 by mid-teens compared to 2022. This supports our continued improvement in international onshore and offshore activity with projects emerging and underway, most notably across the Middle East, Latin America and West Africa regions.

Moving on to the U.S., we see similar challenges with crude oil supply, which should require increased spending by operators to grow and replace production. While operators remain focused on capital discipline, 2023 forecasts indicate their U.S. upstream spending will increase by approximately 15% year-over-year.

Turning to the first quarter of 2023, we anticipate Reservoir Description to be down low-to-mid-single-digits sequentially. There are two factors causing the sequential decline in revenue. First, the typical seasonal industry pattern, which will cause activity in the first quarter to decline in some regions, and second, continued volatility with crude oil trading patterns, which may impact Reservoir Description's international growth within its Russian, Ukrainian and European operations. Helping to offset these revenue headwinds, we will see an increase in international upstream project activity, which is currently underway.

For Production Enhancement, revenue is estimated to be up mid-single-digits as U.S. land activity is projected to recover from normal seasonal declines experienced at year-end. We project first quarter 2023 revenue to range from $125 million to $129 million, and operating income of $11.5 million to $14.5 million, yielding operating margins of approximately 10%.

EPS for the first quarter is expected to range from $0.14 to $0.19.

The company's first quarter guidance is based on projections for underlying operations, and excludes gains and losses in foreign exchange. First quarter guidance also assumes an effective tax rate of 20%.

Now, I'll pass the discussion back to Larry.

Larry Bruno: Thanks, Gwen. First, I'd like to thank our global team of employees for providing innovative solutions, integrity and superior service to our clients. The team's collective dedication to servicing our clients is the foundation of Core Lab's success.

Turning first to Reservoir Description, for the fourth quarter of 2022, revenue came in at just over $78 million, down slightly compared to Q3. When looking at revenue growth for Reservoir Description, it is important to consider the sharp devaluation of the Euro and the British pound. These currency devaluations lowered Reservoir Description revenue for the full year by more than $12 million using 2021 exchange rates.

Operating income for Reservoir Description ex-items was $6 million, and operating margins were 8%. Growth across most regions was offset by impacts from the Russia-Ukraine conflict. Demand for crude oil and derived product assay work across Europe, Russia and Ukraine, which rebounded somewhat during Q3, subsequently slowed in Q4 as sanctions became formalized. As previously discussed, we expect continued volatility and demand for these laboratory services as global trading patterns realign.

However, as Gwen mentioned, the International Energy Agency recently forecast crude oil demand for 2023 to average a record high 101.7 million barrels per day, up by 1.9 million barrels per day from 2022, even after assessing global financial forecasts. This bodes well for growing demand for Reservoir Description's assay work.

As we look ahead, while still well below pre-Covid levels, we see the growing international rig count as a harbinger of an improving landscape for Reservoir Description, a trend that we project will play out for the next several years, particularly in the Middle East, North and South America and most other regions.

Early movers in the oilfield service sector that are more exposed to well construction have already felt the impact of this cycle shift. As projects progress into field appraisal, field development and eventually, production, demand for Core Lab's Reservoir Description services will rise accordingly.

Now for some operational highlights from the fourth quarter. Core Lab's Reservoir Description services were employed on both U.S. and international projects to help our clients evaluate their assets and develop programs to optimize production. Under the direction of a South American national oil company, Core Lab conducted a series of enhanced oil recovery and flow assurance studies for a multi-well onshore program as evaluating the use of CO2-rich injection gases. This laboratory work is determining the impact of blending these CO2-rich gases with existing reservoir fluids, and are providing the basis for advanced equation-of-state modeling.

While defining the gas injection parameters for a successful field application are critical to improving crude oil recoveries, operators must also assess the potential for the injected CO2 to unintendedly cause flocculation of asphaltenes. These long-chain asphaltene molecules can clog pores in the rock and impair permeability, thus, reducing the effectiveness of CO2 injection programs. Broadly, CO2 injection projects like this reflect a globally expanding interest in enhanced oil recovery and carbon capture and storage technologies. When properly evaluated with rigorous laboratory testing, injecting CO2 into hydrocarbon-bearing subsurface formations can simultaneously improve oil recovery and reduce CO2 emissions.

Also, during the fourth quarter of 2022, Core completed an integrated study on conventional core from a Lower Barnett shale pilot well in the Permian Basin. The key objectives of the study were to evaluate the resource potential of the strata, and identify landing zone targets that will optimize stimulation and hydrocarbon production. Core analysis data acquired from the pilot well was benchmarked against key performance indicators from 21 wells in Core Lab's proprietary Woodford-Barnett joint industry project to provide insights into future production potential in the play.

Core applied its new proprietary prism mudstone laboratory workflow, which combines advanced petrophysical and geochemical technologies, including measurements from high frequency, nuclear magnetic resonance and multi-rate pyrolysis to also provide rapid assessment of mobile versus non-mobile hydrocarbons in the rocks. The Prism workflow also refined petrophysical models and allowed for refined calibration of downhole logs, which in turn, resulted in an increase in both calculated reserves and estimated ultimate recovery.

Moving now to Production Enhancement, where Core Lab's technologies continue to help our clients optimize their well completions, revenue for Production Enhancement came in at $49 million, up 5% sequentially and up 10% year-over-year. Operating income ex-items was $7.7 million, while operating margins were 16% for the fourth quarter of 2022, and sequential margins were more than 100%.

During the fourth quarter of 2022, Core Lab continued to build on the success of its X-SPAN casing and tubing patch technology. The industry-leading versatility and reliability of the X-SPAN system yield significant savings in the remediation of all types of wells with casing damage, ranging from oil and gas producers through to disposal and geothermal wells.

Recently, an operator in Alaska had casing leaks in a horizontal water disposal well at four different depths over a 5,000-foot interval. If the disposal well were to become unavailable, hydrocarbon production from nearby oil and gas wells would need to be severely curtailed. Remedial steps that would have otherwise required a workover rig would have been both costly and time-consuming.

Instead, Core Lab's experts recommended placing four separate X-SPAN patches via wireline with a configuration that would enable operations in this highly-deviated wellbore. All four patches were successfully deployed, set on depth and the well passed the mandatory mechanical integrity tests required by state authorities. This allowed the disposal operation to continue. Rigless intervention to repair the well with X-SPAN resulted in significant cost savings, and enabled the nearby producing wells to maintain hydrocarbon output. To date, Core Lab has run over 100,000 feet of proprietary casing and tubing patches. The X-SPAN system has a proven track record of reliability, and is one of the most effective solutions of its type.

That concludes our operational review. We appreciate your participation. And Drew will now open the call for questions.

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). Samantha Hoh with Evercore ISI.

Samantha Hoh: I wanted to maybe dig in a little bit in just the contrast of the two projects that you highlighted in RD. It's kind of interesting that in Latin America, you guys are doing all this work on EOR and coal assurance; but then in the U.S., you're kind of evaluating resource potential of the Barnett Shale, which I haven't really thought of in a while. I was just wondering if you could maybe talk a little bit more about that.

Just could we be seeing just like a switch at some point where the U.S. shale players think a little bit more about just EOR? You guys spent so much time talking about permissible floods in the past, so I'm just kind of curious if there's any sort of pickup in interest in trying to get a little bit more production out of existing wells in the U.S.?

Larry Bruno: Yes, so let's unravel a little bit. The project I talked about on the Barnett, I think most people perhaps mistakenly assume that everything is known about the variability and reservoir quality across the U.S. unconventional plays. That's not the case. We have a good perspective on that because we've done work in all the basins, multi-company studies where we've gotten to see everybody's results. And so there are areas of higher-quality and lower-quality reservoir rock. Over time, technology has helped to bring forward the productive potential of lower-quality rock, but people are always aware that, hey, they've cherry-picked in many cases, some of the better-quality areas that they had.

They did exactly what you and I would have done during tough times; they focused their efforts on their best opportunities. And now as people move into, call it, peripheral or second-tier opportunities, they've got to assess what's the quality of the rock and how much movable oil there is.

Particularly on the question of EOR and unconventionals, we've been on the forefront of that for quite some time. We have a joint-industry project that has assessed the viability of doing gas injection to strip additional hydrocarbons out of the rock. We won't give you the results of that because, quite frankly, we sell the results of that to our clients. But we have demonstrated in the lab that, with the right combination of injection gases, and the right existing oil in place in the ground, that recovery can be substantially improved. And there are a number of companies that are doing that right now.

The EOR project in South America that I talked about today, I think we wanted to highlight that one a bit because there is a growing worldwide, I'll call it, reaction to, hey, there's going to be a lot of CO2 that's going to be captured and available for EOR projects. I think if you look back historically, there would have been more CO2 injection for enhanced oil recovery if large long-term reliable sources of CO2 were available. Well, regulations are now creating that environment where CO2 is going to be captured in large quantities and available for long periods of time.

And so we're seeing across the globe, there's an increased attention to, hey, I can take some of that CO2 that's coming from an emission point, and if I put that into my reservoir, what can I get in terms of additional oil recovery? And that's going on in North America, it's going on all over the globe.

Samantha Hoh: Just a real quick follow-up on that. Can you take associated gas and treat it, and do whatever, and then use it for injection or to boost production?

Larry Bruno: Yes, absolutely, and in fact, that was the focus of our -- or one of the primary focuses of our EOR study on unconventional reservoirs was to take available gases associated either with nearby production or simultaneous from the well, and then look at what chemical changes, what composition you would need to achieve, maybe adding some propane or dialing in some ethane, getting the right chemistry of the associated gases or available gases, and going back into the same wellbores that you've been producing, and then it goes through a soaking process. The physics involved in that are different than a traditional gas flood where the main driver was to push, drive oil from injections to producers.

Rather, in this case, the injected gas vaporizes some of that oil. And then as it's withdrawn and the pressures drop, that oil drops out of the injection gases. And so this is a multi-cycle process that goes on where we keep adjusting the chemistry of the gas for injection to get the most oil out. And there are companies that are doing that today.

Samantha Hoh: Okay, great. Maybe for my next question, just a little bit on the PE side, what are you anticipating in terms of the energetic sales, obviously, a rebound here in the frac activity? I'm kind of curious what you're expecting throughout the year in terms of demand for your energetic products, what type of seasonal trends, I guess, we should be thinking about for PE beyond the current quarter?

Gwen Gresham: Yes, Samantha, we think that for PE and our energetic product sales will continue to have market penetration with that, as well as benefit from activity that will go on throughout 2023. We have seen, as we've started the year, that we're on a bit of a climb-out, let's say, from Q4 from the holidays. So we're not quite back to pre-holiday, let's say, frac spread levels. But we can see that we're starting to move in that direction, so we think it's going to be another nice year of healthy activity.

Samantha Hoh: Are you guys anticipating like much of an increase in frac activity this year? I think that's a bit of debate in terms of what the demand is and the movement across the basins.

Chris Hill: Yes, so this is Chris. I think what we're seeing is at least we exited -- if you look at where we were in Q4, it was at a pretty high level. I think the frac spread either approached or reached 300. And like Gwen was saying, it kind of dipped off as the holidays were in, which is very typical. And then it sort of rebounds as we begin the New Year and we're seeing that as well. So we think it's going to come back to that 300 level, but we think there are some headwinds to growth there. The rigs are kind of full up and the frac spreads are also kind of full up.

But as companies start to bring new equipment on-line, we do think that that will be put to work. And maybe there's more opportunity for some growth from where we kind of exited the year as we get a little deeper into 2023.

Larry Bruno: I think I'd sum it up by saying we think in total, 2023 will be a better year for energetic sales than 2022.

Chris Hill: Yes, year-over-year.

Larry Bruno: Yes, in the U.S. and globally year-over-year.

Samantha Hoh: Thanks, guys.

Operator: Simon Galligani with Awilco AS.

Simon Galligani: I saw that you acquired [own] shares for about $1.6 million in the fourth quarter, which I guess is the first buyback since the invasion. I know that you guys are focused on bringing the leverage ratio down to 1.5. But should we read into this that you'll gradually resume the buybacks simultaneously as you continue to reduce the leverage ratio?

Chris Hill: Yes, hey, Simon, this is Chris. So when you think about the share buybacks, think about that in maybe two buckets. One is where we go into the open market and buyback shares; the other bucket is when employees have share awards that vest. They have the opportunity, or they generally will sell those shares that are for tax, their tax burden associated with that, to the company. So we will buy those shares from the employee to settle their tax burden associated with the vesting awards, and that's what you saw in the fourth quarter. We did not go out to the open market and buy any shares.

Having said that, once we get our leverage ratio down to where at least we're getting towards the target, we've got more clear sight on what the forecast looks like, absolutely, we could see ourselves getting more active in the share buyback program off the open market.

Simon Galligani: Okay. Thank you for the clarity and yes, the commentary. Thanks.

Larry Bruno: I think we've got a little bit of a crowded earnings release date. So since we're not seeing any other questions, we'll end right there.

In summary, Core's operational leadership continues to position the company for improving client activity levels in both the U.S. and international markets for 2023 and beyond. We have never been better operationally or technologically-positioned to help our global client base optimize their reservoirs and to address their evolving needs. We remain uniquely focused, and are the most technologically-advanced, client-focused reservoir optimization company in the oilfield service sector.

The company will remain focused on maximizing free cash and returns on invested capital. In addition to our quarterly dividends, we'll bring value to our shareholders via growth opportunities, driven by both the introduction of problem-solving technologies and new market penetration. In the near term, Core will continue to use free cash to strengthen its balance sheet, and while always investing in growth opportunities.

So in closing, we thank and appreciate all of our shareholders and the analysts that cover Core Lab. The executive management team and the Board of Core Laboratories give a special thanks to our worldwide employees that have made these results possible. We're proud to be associated with their continuing achievements. So thanks for spending time with us, and we look forward to our next update. Goodbye for now.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.